As filed with the Securities and Exchange Commission on November 23, 2005
Registration No. 333-______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
STILLWATER MINING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	81-0480654
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1321 Discovery Drive
Billings, Montana 59102
(Address of Principal Executive Offices and Zip Code)
STILLWATER MINING COMPANY 401(k) PLAN
STILLWATER MINING COMPANY BARGAINING UNIT 401(k) PLAN
(Full title of plan)
Francis R. McAllister
Chief Executive Officer
Stillwater Mining Company
1321 Discovery Drive
Billings, Montana 59102
(406) 373-7800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

Proposed
		maximum	Proposed
Title of securities	Amount to be	offering price per	maximum aggregate	Amount of
to be registered	registered (1)	share (2)	offering price (2)	registration fee
Common Stock
($.01 par value)	1,500,000	$11.63	$17,445,000	$2,053.28

(1)	This Registration statement shall also cover any additional shares of the Registrant’s common stock which becomes issuable under the Stillwater Mining Company 401(k) Plan or Bargaining Unit 401(k) Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.
(2)	Estimated pursuant to Rules 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee and based on the average of the high and low sales prices for the Registrant’s common stock as reported on the New York Stock Exchange on November 22, 2005.
Exhibits Index on Page 4
Total Number of Pages 8

PART I
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
     In accordance with General Instructions to Form S-8, the contents of the Registration Statement on Form S-8, File No. 333-76314, filed by Stillwater Mining Company (the “Company”) with the Securities and Exchange Commission on January 4, 2002, is hereby incorporated and made a part hereof.
     This Registration Statement relates to (i) 450,000 shares of Company common stock, $.01 par value per share (“Common Stock”) that may be acquired by Company employees under the Company’s 401(k) Plan, and (ii) 1,050,000 shares of Common Stock that may be acquired by Company employees under the Company’s Bargaining Unit 401(k) Plan (the 401(k) Plan and the Bargaining Unit 401(k) Plan together, the “Plans”). Three million five hundred thousand (3,500,000) shares of Common Stock have been previously registered for issuance under the Plans on the Company’s Registration Statements on Form S-8 (Registration No. 333-70861 filed on January 20, 1999 and Registration No. 333-76314 filed on January 4, 2002), of which 1,350,000 shares were registered for issuance under the Company’s 401(k) Plan and 2,150,000 shares were registered for issuance under the Company’s Bargaining Unit 401(k) Plan.
Item 8. Exhibits.

Exhibit No.	Description.

5.1	Opinion of Counsel.

23.1	Consent of KPMG, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (contained in its opinion filed as Exhibit 5.1).

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billings, State of Montana, on November 22, 2005.

STILLWATER MINING COMPANY
By:	/s/ Francis R. McAllister
Francis R. McAllister
Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature, Name and Title	Date

/s/ Francis R. McAllister Francis R. McAllister Chairman, Chief Executive Officer and Director (Principal Executive Officer)	November 22, 2005

/s/ Gregory A. Wing Gregory A. Wing Vice President and Chief Financial Officer (Principal Accounting Officer)	November 22, 2005

/s/ Craig L. Fuller Craig L. Fuller, Director	November 22, 2005

/s/ Patrick M. James Patrick M. James, Director	November 22, 2005

/s/ Steven S. Lucas Steven S. Lucas, Director	November 22, 2005

/s/ Joseph P. Mazurek Joseph P. Mazurek, Director	November 22, 2005

/s/ Sheryl K. Pressler Sheryl K. Pressler, Director	November 22, 2005

/s/ Donald W. Riegle Jr. Donald W. Riegle Jr., Director	November 22, 2005

/s/ Todd D. Schafer Todd D. Schafer, Director	November 22, 2005

/s/ Jack E. Thompson Jack E. Thompson, Director	November 22, 2005

EXHIBITS INDEX

Exhibit No.	Description	Page

5.1	Opinion of Counsel.	6

23.1	Consent of KPMG, LLP, Independent Registered Public Accounting Firm.	8

23.2	Consent of Counsel (contained in its opinion filed as Exhibit 5.1).	N/A

4